                                                                 EXHIBIT 2(i)



                           Stock Purchase Agreement

                                     among

                        ENVIRO-CLEAN OF AMERICA, INC.,

                                ENVIROACQI CO.

                                      and

                              KANDEL & SON, INC.

                                     dated

                                January 1, 1999

                              Index to Agreement
                              ------------------

                                                                                     Page
                                                                                     ----
Article I       Purchase and Sale of Stock..........................................   1

Article II      Related Matters.....................................................   3

Article III     Representations and Warranties of Kandel and the Company ...........   5

Article IV      Representations and Warranties of Acquiror and Acquiror's Subsidiary  22

Article V       Covenants of Kandel and the Company.................................  23

Article VI      Covenants of the Acquiror...........................................  25

Article VII     Conditions to the Obligations of Kandel and the Company.............  25

Article VIII    Conditions to Obligations of Acquiror and Acquiror's Subsidiary.....  27

Article IX      Conduct of the Company's Business Pending the Closing...............  31

Article X       Survival of Representations and Warranties..........................  35

Article XI      Termination and Abandonment.........................................  36

Article XII     Miscellaneous Provisions............................................  37

                           STOCK PURCHASE AGREEMENT

     STOCK PURCHASE AGREEMENT dated as of January 1, 1999 among ENVIRO-CLEAN OF AMERICA, INC., a Nevada corporation (Acquiror), ENVIROACQI CO., a Nevada corporation which is a wholly-owned subsidiary of Acquiror (Acquiror's Subsidiary), KANDEL & SON, INC., a New York corporation (the Company), and Richard Kandel, as sole shareholder of the Company ("Kandel").

     This Agreement sets forth the terms and conditions upon which Kandel will sell to Acquiror and convey to Acquiror's Subsidiary or other entities designated by Acquiror, and Acquiror will purchase from Kandel shares of common stock, $___ par value per share, of the Company, representing all of the issued and outstanding capital stock of the Company (the "Company Stock"). As used in this Agreement, capitalized terms have the meanings ascribed to them in Article II.

     In consideration of the mutual agreements contained herein, intending to be legally bound hereby, the parties hereto agree as follows:

                                   ARTICLE I

                           PURCHASE AND SALE OF STOCK


     1.01.     Purchase and Sale of Stock.  Subject to the terms and conditions
               --------------------------
of this Agreement, at the Closing, Kandel shall sell, transfer, convey, assign and deliver to Acquiror and Acquiror shall purchase, acquire and accept from Kandel, the Company Stock free and clear of all liens, charges or encumbrances of whatsoever nature.

               1.02.     Consideration.  Subject to the terms and conditions
                         -------------
of this Agreement, in reliance on the representations, warranties and agreements of Kandel and the Company contained herein, and in consideration of the sale, assignment, transfer and delivery of the Company Stock, Acquiror or Acquiror's Subsidiary will deliver, at the
Closing:

          (a) the sum of Eight Hundred and Ten Thousand Dollars ($810,000) in cash, certified check or verified wire transfer;

          (b) a promissory note in the principal amount of Five Hundred and Forty Thousand Dollars ($540,000) due January 15, 2001 and bearing interest at a rate of four percent (4%) per annum, with the terms and conditions set forth in Exhibit A hereto (the "Note"); and

          (c) Five Hundred Thousand (500,000) shares of Acquiror's Series A Preferred Stock, par value $.001 per share, with terms and conditions set forth in the Certificate of Designation of Series A Preferred Stock, the form of which is attached as Exhibit B hereto (the Series A Shares).

     1.03.     Closing.  The Closing of the transactions contemplated by this
               -------
Agreement will take place at the offices of Acquiror in Dallas, Texas on January 15, 1999 at 10:00 a.m., except that any party hereto may, by giving two days' written notice to all other parties hereto, defer the Closing to a date not later than April 30, 1999 in order that such party may satisfy any of the conditions required to be satisfied at or prior to the Closing.

          (a) At the Closing, Kandel will deliver to Acquiror or Acquiror's Subsidiary the Company Stock, together with a stock power duly endorsed for transfer, and Kandel and the Company will deliver to Acquiror or Acquiror's Subsidiary all other previously undelivered documents required to be delivered by Kandel or the Company to Acquiror or Acquiror's Subsidiary at or prior to the Closing in connection with the transactions contemplated by this Agreement.

          (b) At the Closing, there will be delivered (i) to Kandel by Acquiror or Acquiror's Subsidiary, the consideration referred to in Section 1.02 hereof to be delivered at the Closing, and (ii) to Kandel or the Company by Acquiror or Acquiror's Subsidiary, all previously undelivered documents required to be delivered by Acquiror or Acquiror's Subsidiary to Kandel or the Company at or prior to the Closing.

     1.04.     Further Assurances.  After the Closing, Kandel and the Company
               ------------------
shall from time to time, at the request of Acquiror or Acquiror's Subsidiary and without further cost or expense to Acquiror or Acquiror's Subsidiary, execute and deliver such other instruments of conveyance and transfer and take such other actions as Acquiror or Acquiror's Subsidiary may reasonably request, in order to more effectively consummate the transactions contemplated hereby.


                                  ARTICLE II
                                RELATED MATTERS

     2.01.     Confidentiality.  Each party hereto will hold and will cause its
               ---------------
employees, consultants and advisors to hold in strict confidence, unless compelled to disclose by judicial or administrative process or, in the opinion of its counsel, by other requirements of law, all documents and information concerning the other party furnished it by such other party or its representatives in connection with the transactions contemplated by this Agreement (except to the extent that such information can be shown to have been (i) previously known by the party to which it was furnished, (ii) in the public domain through no fault of such party, or (iii) later lawfully acquired from other sources by the party to which it was furnished), and each party will not release or disclose such information to any other person, except its auditors, attorneys, financial advisors, bankers and other consultants and advisors in connection with this Agreement. If the transactions contemplated by this Agreement are not consummated, such confidence shall be maintained except to the extent such information comes into the public domain through no fault of the party required to hold it in confidence, and such information shall not be used to the detriment of, or in relation to any investment in, the other party and all such documents (including copies thereof) shall be returned to the other party immediately upon the written request of such other party. Each party shall be deemed to have satisfied its obligation to hold confidential information concerning or supplied by the other party if it exercises the same care as it takes to preserve confidentiality for its own similar information.

     2.02.     Definitions.  For all purposes of this Agreement, except as
               -----------
otherwise expressly provided or unless the context otherwise requires:

     "Acquiror" means Enviro-Clean of America, Inc., a corporation formed under the laws of the State of Nevada.

     "Acquiror's Subsidiary" means ENVIROACQI CO., a corporation formed under the laws of State of Nevada.

     The terms "Affiliate" and "Associate" have the meanings prescribed by Rule 12b-2 of the regulations promulgated pursuant to the Securities Exchange Act.

     "Balance Sheet" means the unaudited balance sheet of the Company referred to in Section 3.06(ii) of this Agreement.

     "Closing" means the closing referred to in Section 1.03 of this Agreement.

     "Closing Date" means the date on which the Closing occurs.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Company" means Kandel & Son, Inc., a corporation formed under the laws of the State of New York.

     "Company Affiliate" means each Affiliate of the Company.

     "Company Subsidiary" means any corporation of which the Company (a) directly or indirectly owns or controls at the time outstanding shares of stock which have in ordinary circumstances (not dependent upon the happening of a contingency) voting power to elect a majority of the board of directors of said corporation, or (b) of which shares of stock of the character described in the foregoing clause (a) shall at the time be owned or controlled directly or indirectly by the Company and one or more Company Subsidiaries as defined in the foregoing clause (a) or by one or more such Company Subsidiaries.

     "Disclosure Schedule" means the document delivered by the Company to the Acquiror simultaneously with the execution hereof containing the information required to be included therein pursuant to this Agreement.

     "SEC" means the United States Securities and Exchange Commission.

     "Securities Act" means the Securities Act of 1933, as amended.

     "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

      The plural of any defined term shall have a meaning correlative to such defined term.

                                  ARTICLE III

   REPRESENTATIONS AND WARRANTIES OF KANDEL AND THE COMPANY

     Kandel and the Company hereby jointly and severally represent, covenant and warrant to Acquiror and Acquiror's Subsidiary as follows:

     3.01.     Corporate Organization; Etc.  The Company is a corporation duly
               ---------------------------
organized, validly existing and in good standing under the laws of the State of New York and has full corporate power and authority to carry on its business as it is now being conducted and to own the properties and assets it now owns; is duly qualified or licensed to do business as a foreign corporation in good standing in the jurisdictions listed in Section 3.01 of the Disclosure Schedule,
which are all the jurisdictions in which such qualification is required.   The
copies of the Certificate of Incorporation and By-Laws of the Company heretofore delivered to Acquiror or Acquiror's Subsidiary are complete and correct copies of such instruments as presently in effect and no vote or comparable action by the directors or shareholders of the Company has been taken to amend them.

     3.02.     Capitalization of the Company.  As of the date of this Agreement,
               -----------------------------
the authorized capital stock of the Company consists of ________ shares of Common Stock, $_________ par value per share, of which __________________ shares are issued and outstanding and no shares are held in the treasury of the Company. All issued and outstanding shares of capital stock of the Company are validly issued, fully paid and nonassessable. Kandel is the record and beneficial owner of the Company Stock, free and clear of any lien, charge, encumbrance or interest of any kind whatsoever. Kandel has good and marketable title to the Company Stock. Upon delivery to Acquiror's Subsidiary in accordance with the terms hereof, Acquiror's Subsidiary will obtain good and marketable title to the Company Stock, free and clear of any lien, charge, encumbrance or interest whatsoever.

     3.03.  Subsidiaries and Affiliates.  The Company does not own, directly
            ---------------------------
or indirectly, any capital stock or other equity securities of any corporation or have any direct or indirect equity or ownership interest in any business.

     3.04.  Authorization, Etc.  Kandel has full competence and authority,
            ------------------
and the Company has full corporate power and authority, to enter into this Agreement and to carry out the transactions contemplated hereby. The Board of Directors and stockholders of the Company have taken all action required by law, the Company's Certificate of Incorporation, its By-Laws or otherwise to be taken by them to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and this Agreement is a valid and binding agreement of Kandel and the Company enforceable in accordance with its terms, except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditor=s rights and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefore may be brought.

     3.05   No Violation.  Neither the execution and delivery of this Agreement
          ------------
nor the consummation of the transactions contemplated hereby will violate any provision of the Certificate of Incorporation or By-Laws of the Company, or, except as specified in Section 3.05 of the Disclosure Schedule, violate, or be in conflict with, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or cause the acceleration of the maturity of any debt or obligation pursuant to, or result in the creation or imposition of any security interest, lien or other encumbrance upon any property or assets of the Company under, any agreement or commitment to which the Company is a party or by which the Company is bound, or to which the property of the

Company is subject, or violate any statute or law or any judgment, decree, order, regulation or rule of any court or governmental authority.

     3.06.     Financial Statements.  The Company has heretofore delivered to
               --------------------
Acquiror: (i) a balance sheet of the Company as at August 31 in each of the years 1996 through 1998; and consolidated statements of income, changes in stockholders' equity and changes in financial position for each of the years then ended, all certified by Kirschner & Pasternack LLP, independent certified public accountants, whose reports thereon are included therein; and (ii) an unaudited balance sheet of the Company as at December 31, 1998, and unaudited statements of income, changes in stockholders' equity and changes in financial position for the four month period then ended. Such consolidated balance sheets and the notes thereto are true, complete and accurate and fairly present the assets, liabilities and financial condition of the Company as at the respective dates thereof, and such statements of income, changes in stockholders' equity and changes in financial position and the notes thereto are true, complete and accurate and fairly present the results of operations for the periods therein referred to; all in accordance with generally accepted accounting principles consistently applied throughout the periods involved except, in the case of unaudited statements, for normally recurring year-end adjustments, which adjustments will not be material either individually or in the aggregate.

     3.07.     No Undisclosed Liabilities; Etc.  The Company has no liabilities
               -------------------------------
or obligations of any nature (absolute, accrued, contingent or otherwise) which were not fully reflected or reserved against in the Balance Sheet, except for liabilities and obligations incurred in the ordinary course of business and consistent with past practice since the date thereof; and the reserves reflected in the Balance

Sheet for such liabilities or obligations are adequate, appropriate and reasonable.

     3.08.     Accounts Receivable.  All accounts receivable of the Company,
               -------------------
whether reflected in the Balance Sheet or otherwise, represent sales actually made in the ordinary course of business, and are current and collectible net of any reserves shown on the Balance Sheet (which reserves are adequate and were calculated consistent with past practice). Subject to such reserve, each of the accounts receivable either has been collected in full or will be collected in full, without any set-off, within 120 days after the day on which it became due and payable.

     3.09.     Inventory.  All inventory of the Company, whether reflected in
               ---------
the Balance Sheet or otherwise, consists of a quality and quantity usable and salable in the ordinary course of business, except for items of obsolete materials and materials of below-standard quality, all of which have been written down in the Balance Sheet to realizable market value or for which adequate reserves have been provided therein. The quantities of all inventory of the Company are reasonable and warranted in the present circumstances of their respective businesses.

     3.10.     Interim Operations.  Since the date of the Balance Sheet, the
               ------------------
business of the Company has been conducted only in the ordinary and usual course consistent with past practice. Since the date of the Balance Sheet, there have not been any material adverse changes in the financial condition, assets or results of operations of the Company. Since such date such assets have not been affected in any way as a result of flood, fire, explosion or other casualty (whether or not covered by insurance). Neither Kandel nor the Company is aware of any circumstances which may cause it to suffer any material adverse change in its business, operations or prospects.

     Since the Balance Sheet Date, the Company has not incurred any liabilities or obligations, or paid (absolute, accrued, contingent or otherwise) except non-material items incurred in the ordinary course of business and consistent with past practice, which in the aggregate do not exceed $25,000.

     The Company has not, since the Balance Sheet Date:

     (i) permitted or allowed any of its property or assets (real, personal or mixed, tangible or intangible) to be subjected to any mortgage, pledge, lien, security interest, encumbrance, restriction or charge of any kind, except for liens for current taxes not yet due;

     (ii) canceled any debts or waived any claims or rights of substantial value;

     (iii) sold, transferred, or otherwise disposed of any of its properties or assets, including rights to the use of any patent, trademark, trade name or copyright, or disposed of or disclosed (except as necessary in the conduct of its business) to any person other than representatives of Acquiror or Acquiror's Subsidiary any trade secret, formula, process or know-how not theretofore a matter of public knowledge;

     (iv) granted any general increase in the compensation of officers or employees (including any such increase pursuant to any bonus, pension, profit sharing or other plan or commitment) or any increase in the compensation payable or to become payable to any officer or employee, and no such increase is customary on a periodic basis or required by agreement or understanding; or

     (v) agreed, whether in writing or otherwise, to take any action described in this Section.

     3.11. Title to Properties; Encumbrances.  The Company has good, valid
           ---------------------------------
and marketable
title to all the properties and assets which it purports to own (real, personal and mixed, tangible and intangible), including, without limitation, all the properties and assets reflected in the Balance Sheet and all the properties and assets purchased by the Company since the date of the Balance Sheet, which subsequently acquired properties and assets (other than inventory and short term investments) are listed in Section 3.11 of the Disclosure Schedule. All properties and assets reflected in the Balance Sheet have a fair market or realizable value at least equal to the value thereof as reflected therein, and all such properties and assets are free and clear of all title defects or objections, liens, claims, charges, security interests or other encumbrances of any nature whatsoever and are not, in the case of real property, subject to any rights of way, building use restrictions, exceptions, variances, reservations or limitations of any nature whatsoever except, with respect to all such properties and assets, (a) liens shown on the Balance Sheet as securing specified liabilities or obligations with respect to which no default exists; and (b) liens for current taxes not yet due. The rights, properties and other assets presently owned, leased or licensed by the Company and described elsewhere in this Agreement include all rights, properties and other assets necessary to permit the Company to conduct their businesses in all material respects in the same manner as their businesses have been conducted prior to the date hereof.

     3.12. Plant and Equipment. The plants, structures and equipment of the
           -------------------
Company are structurally sound with no defects and are in good operating condition and repair and are adequate for the uses to which they are being put; and none of such plants, structures or equipment are in need of maintenance or repairs except for ordinary, routine maintenance and repairs which are not material in nature or cost. Except as set forth in Section 3.12 of the Disclosure Schedule, neither Kandel nor the Company has received notification that the Company is in violation of any applicable building, zoning, anti-pollution, health or other law, ordinance or regulation in respect of its plants or structures or their operations and no such violation exists.

     3.13. Patents, Trademarks, Trade Names, Etc. The Company owns, or is
           -------------------------------------
licensed or otherwise has the full and exclusive right to use, all patents, trademarks, trade names, copyrights, technology, know-how and processes used in or necessary for the conduct of the business as heretofore conducted. Section
3.13 of the Disclosure Schedule contains an accurate and complete description of
(a) all patents, trademarks, trade names and copyrights used or proposed to be used by the Company, all applications therefor, and a summary of the terms of all licenses and other agreements relating thereto and (b) a summary of the terms of all agreements relating to technology, know-how or processes which the Company is licensed or authorized to use by others. Except as set forth in
Section 3.13 of the Disclosure Schedule, the Company has the sole and exclusive right to use the patents, trademarks, trade names, copyrights, technology, know-how and processes referred to in the Disclosure Schedule, and the consummation of the transactions contemplated hereby will not alter or impair any such rights; no claims have been asserted by any person to the use of any such patents, trademarks, trade names, copyrights, technology, know-how or processes or challenging or questioning the validity or effectiveness of any such license or agreement, and the Company does not know of any valid basis for any such claim; and the use of such patents, trademarks, trade names, copyrights, technology, know-how or processes by the Company does not infringe on the rights of any person.

     3.14. Leases. Section 3.14 of the Disclosure Schedule contains an accurate
           ------
and complete description of the terms of all leases pursuant to which the Company leases real or personal property. Except as set forth in Section 3.14 of the Disclosure Schedule, all such leases are valid, binding and enforceable in accordance with their terms, and are in full force and effect; there are no existing defaults by the Company thereunder; no event of default has occurred which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default thereunder; and all lessors under such leases have consented (where such consent is necessary) to the consummation of the transactions contemplated by this Agreement without requiring modification in the rights or obligations of the lessee under such leases. Executed counterpart copies of all consents referred to in the preceding sentence will be delivered to Acquiror or Acquiror's Subsidiary at the Closing.

     3.15. Bank Accounts. Section 3.15 of the Disclosure Schedule sets forth the
           -------------
names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which the Company maintains safe deposit boxes or accounts of any nature and the names of all persons authorized to draw thereon, make withdrawals therefrom or have access thereto. At the Closing, Kandel and the Company will deliver to Acquiror or Acquiror's Subsidiary copies of all records, including all signature or authorization cards, pertaining to such bank accounts.

     3.16. Taxes. The Company has duly filed all tax reports and returns
           -----
required to be filed by it and have duly paid all taxes and other charges due or claimed to be due from it by federal, state, local or foreign taxing authorities (including, without limitation, those due in respect of the properties, income, franchises, licenses, sales or payrolls of any of them); the reserves for taxes reflected in the Balance Sheet are adequate; and there are no tax liens upon any property or assets of the Company except liens for current taxes not yet due. The federal income tax returns of the Company have been examined by the Internal Revenue Service for all periods to and including August 31, 1998; and, except to the extent shown therein, all deficiencies asserted as a result of such examinations have been paid or finally settled and no issue has been raised by the Internal Revenue Service in any such examination which, by application of the same or similar principles, reasonably could be expected to result in a proposed deficiency for any other period not so examined. Further, no state of facts exists or has existed which would constitute grounds for the assessment of any tax liability with respect to the periods which have not been audited by the Internal Revenue Service. Copies of all income tax returns for the Company in respect of all years not barred by the statute of limitations have heretofore been delivered by the Company to Acquiror or Acquiror's Subsidiary and all such returns are listed in Section 3.16 of the Disclosure Schedule. The Company has not, with regard to any assets or property held, acquired or to be acquired by the Company, filed a consent to the application of Section 341(f)(2) of the Code.

     3.17. Contracts and Commitments. Except as set forth in Section 3.17 of the
           -------------------------
Disclosure Schedule:

           (a) The Company has no agreements, contracts, commitments or restrictions which are material to its business, operations or prospects or which require the making of any charitable contribution;

          (b) No purchase contracts or commitments of the Company continue for a period of more than 12 months or are in excess of the normal, ordinary and usual requirements of business or at any excessive price;

          (c) There are no outstanding sales contracts, commitments or proposals of the Company which continue for a period of more than 12 months or will result in any loss to the Company upon completion or performance thereof, after allowance for direct distribution expenses nor are there any outstanding contracts, bids or sales or service proposals quoting prices which will not result in a normal profit;

          (d) The Company has no outstanding contracts with officers, employees, agents, consultants, advisors, salesmen, sales representatives, distributors or dealers that are not cancelable by it on notice of not longer than 30 days and without liability, penalty or premium or any agreement or arrangement providing for the payment of any bonus or commission based on sales or earnings;

          (e) The Company has no employment agreement, or any other agreement that contains any severance or any severance or termination pay liabilities or obligations;

          (f) Except as set forth in Section 3.17(f) of the Disclosure Schedule, the Company has no collective bargaining or union contracts or agreements;

          (g) The Company is not in default, nor is there any basis for any valid claim of default, under any contract made or obligation owed by it;

          (h) The Company has no employee (other than Richard Kandel) to whom it is paying compensation at the annual rate of more than $100,000 for services rendered;

          (i) The Company is not restricted by agreement from carrying on its business anywhere in the world;

          (k) Except as set forth in the Balance Sheet or Section 3.17(k) of the Disclosure Schedule, the Company has no debt obligation for borrowed money, including guarantees of or agreements to acquire any such debt obligation of others;

          (1) Except as set forth in Section 3.17(l) of the Disclosure Schedule, the Company has no outstanding loan to any person; and

          (m) The Company has no power of attorney outstanding or any obligations or liabilities (whether absolute, accrued, contingent or otherwise), as guarantor, surety, co-signer, endorser, comaker, indemnitor or otherwise in respect of the obligation of any person, corporation, partnership, joint venture, association, organization or other entity.

    3.18. Customers and Suppliers. Sections 3.18(a) and (b), respectively, of
          -----------------------
the Disclosure Schedule sets forth: (a) a list of (i) the ten largest customers of the Company in terms of sales during the fiscal year ended August 31, 1998 and (ii) the ten largest customers of the Company (on a consolidated basis) in terms of sales during the four (4) months ended December 31, 1998, showing the approximate total sales by the Company to each such customer during the fiscal year ended

August 31, 1998 and the four (4) months ended December 31, 1998, respectively;
(b) a list of (i) the ten largest suppliers of the Company in terms of purchases during the fiscal year ended August 31, 1998, and (ii) the ten largest suppliers of the Company in terms of purchases during the four (4) months ended December 31, 1998, showing the approximate total purchases by the Company from each such supplier during the fiscal year ended August 31, 1998 and the four (4) months ended December 31, 1998, respectively. Except to the extent set forth in Section 3.18(c) of the Disclosure Schedule, there has not been any material adverse change in the business relationship of the Company with any customer or supplier named in Sections 3.18(a) and 3.18(b) of the Disclosure Schedule. Except for the customers and suppliers named in Sections 3.18(a) and 3.18(b) of the Disclosure Schedule, the Company had no customer who accounted for more than 5% of Company's sales during the fiscal year ended August 31, 1998, or any supplier from whom it purchased more than 5% of the goods or services which it purchased during the fiscal year ended August 31, 1998.

     3.19. Orders, Commitments and Returns. Section 3.19(a) of the Disclosure
           -------------------------------
Schedule sets forth the aggregate amounts of all accepted and unfulfilled orders for the sale of merchandise entered into by the Company which provide for sales of more than $25,000 in the aggregate to any one customer as of December 31, 1998, and the aggregate amount to be paid by the Company pursuant to all contracts or commitments for the purchase of supplies by them as of December 31, 1998 all of which orders, contracts and commitments will have been made in the ordinary course of business. Section 3.19(b) of the Disclosure Schedule sets forth as of December 31, 1998 each claim against the Company or any Company Subsidiary to return in excess of an aggregate of $25,000 of merchandise by reason of alleged overshipments, defective merchandise or otherwise, or of merchandise in the hands of customers under an understanding that such merchandise would be returnable.

     3.20. Agreements in Full Force and Effect.  All contracts, agreements,
           -----------------------------------
plans, leases, policies and licenses referred to in the Disclosure Schedule are valid and in full force and effect, and true copies thereof have been heretofore made available to Acquiror or Acquiror's Subsidiary.

     3.21. Insurance. Section 3.21(a) of the Disclosure Schedule contains an
           ---------
accurate and complete description of all material policies of fire, liability, workmen's compensation and other forms of insurance owned or held by the Company. All such policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the date of the Closing have been paid, and no notice of cancellation or termination has been received with respect to any such policy. Such policies are sufficient for compliance with all requirements of law and of all agreements to which the Company is a party; are valid, outstanding and enforceable policies; provide adequate insurance coverage for the assets and operations of the Company; will remain in full force and effect through the respective dates set forth in Section 3.21(a) of the Disclosure Schedule without the payment of additional premiums; and will not in any way be affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement. Section 3.21(b) of the Disclosure
Schedule identifies all risks which the Company, its Board of Directors or officers have designated as being self insured. The Company has not been refused any insurance with respect to its assets or operations, nor has its coverage been limited, by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance during the last three years.

     3.22. Labor Difficulties. Except to the extent set forth in Section 3.22 of
           ------------------
the Disclosure Schedule, (a) the Company is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice; (b) there is no unfair labor practice complaint against the Company pending before the National Labor Relations Board; (c) there is no labor strike, dispute, slowdown or stoppage actually pending or threatened against or affecting the Company; (d) no representation question exists respecting the employees of the Company; (e) no grievance nor any arbitration proceeding arising out of or under collective bargaining agreements is pending and no claim therefor exists; (f) no collective bargaining agreement which is binding on the Company restricts the Company from relocating or closing any of its operations; and (g) the Company has not experienced any work stoppage or other labor difficulty at any time during its last three (3) fiscal years or since the Balance Sheet Date.

     3.23. Fringe Benefit Plans. Except as set forth in Section 3.23 of the
           --------------------
Disclosure Schedule, the Company has no bonus, deferred compensation, pension, profit-sharing, retirement, stock purchase, stock option or any other fringe benefit plan, arrangement or practice, whether formal or informal. Section 3.23 of the Disclosure Schedule contains an accurate and complete description of, and sets forth the annual amount payable pursuant to, each bonus, deferred compensation, pension, profit-sharing or retirement plan or arrangement, and each other fringe benefit plan, of the Company, whether formal or informal. The aggregate of such amounts did not exceed $25,000 for the fiscal year ended August 31, 1998 and the Balance Sheet reflects in the aggregate an accrual of all amounts accrued but unpaid under the aforesaid plans and arrangements as of the Balance Sheet Date. The Company has no commitment, whether formal or informal and whether legally binding or not, to create any additional such plan or arrangement.

     3.24. Litigation. Except as set forth in Section 3.24 of the Disclosure
           ----------
Schedule, there is no action, suit, inquiry, proceeding or investigation by or before any court or governmental or other regulatory or administrative agency or commission pending or threatened against or involving the Company or which questions or challenges the validity of this Agreement or any action taken or to be taken by the Company pursuant to this Agreement or in connection with the transactions contemplated hereby; nor is there any valid basis for any such action, proceeding or investigation. Except as set forth in Section 3.24 of the Disclosure Schedule, the Company is not in default under or in violation of, nor is there any valid basis for any claim of default under or violation of, any contract, commitment or restriction to which it is a party or by which it is bound. The Company is not subject to any judgment, order or decree entered in any lawsuit or proceeding which may have an adverse effect on its business practices or on its ability to acquire any property or conduct its business in any area.

     3.25. Consents and Approvals of Governmental Authorities. Except as set
           --------------------------------------------------
forth in Section 3.25 of the Disclosure Schedule, no consent, approval or authorization of, or declaration, filing or registration with any person or governmental or regulatory authority is required in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

     3.26. Compliance with Law. The operations of the Company have been
           -------------------
conducted in accordance with all applicable laws, regulations and other requirements of all national governmental authorities, and of all states, municipalities and other political subdivisions and agencies thereof, having jurisdiction over the Company. Neither Kandel nor the Company has received any notification of any asserted present or past failure by the Company to comply with such laws, rules or regulations.

     3.27. Environmental Protection. Except as set forth in Section 3.27 of the
           ------------------------
Disclosure Schedule, the Company has obtained all permits, licenses and other authorizations which are required under federal, state and local laws relating to pollution or protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, or hazardous or toxic materials or wastes into ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants or hazardous or toxic materials or wastes. Except as set forth in Section 3.27 of the Disclosure Schedule, the Company is in full compliance with all terms and conditions of the required permits, licenses and authorizations, and is also in full compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in those laws or contained in any regulation, code, plan, order, decree, judgment, notice or demand letter issued, entered, promulgated or approved thereunder. Except as set forth in
Section 3.27 of the Disclosure Schedule, neither Kandel nor the Company is aware of, nor has Kandel or the Company received notice of, any past, present or future events, conditions, circumstances, activities, practices, incidents, actions or plans which may interfere with or prevent continued compliance, or which may give rise to any common law or legal liability, or otherwise form the basis of any claim, action, suit, proceeding, hearing or investigation, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge, release or threatened release into the environment, of any pollutant, contaminant, or hazardous or toxic material or waste.

     3.29. ERISA. The Company has no benefit plans that are subject to the
           -----
Employee Retirement Income Security Act of 1974, as amended (ERISA).

     3.30. Brokers and Finders. Neither Kandel, the Company nor any of its
           -------------------
officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated by this Agreement.

     3.31. Personnel. Section 3.31 of the Disclosure Schedule sets forth a true
           ---------
and complete list of:

           (a) the names and current salaries of all directors and elected and appointed officers, and each employee whose annual compensation is in excess of $50,000 of the Company, the number of shares of the Company Stock owned beneficially or of record, or both, by each such person and the amount of annual compensation of each and the family relationships, if any, among such persons; and

           (b) all group insurance programs in effect for employees of the Company. The Company is not in default with respect to any of its obligations referred to in the preceding sentence.

     3.32.  Insider Interests. Except as set forth in Section 3.32 of the
            -----------------
Disclosure Schedule, no officer or director of the Company has any material interest in any property, real or personal, tangible or intangible, including without limitation, inventions, patents, trademarks or trade names, used in or pertaining to the business of the Company.

     3.33.  Products Liability. Except as set forth in Section 3.33 of the
            ------------------
Disclosure Schedule, there is no action, suit, inquiry, proceeding or investigation by or before any court or governmental or other regulatory or administrative agency or commission pending or threatened against or involving the Company relating to any product alleged to have been manufactured or sold by the Company and alleged to have been defective, or improperly designed or manufactured, nor is there any valid basis for any such action, proceeding or investigation.

     3.34.  Disclosure. No representations or warranties by Kandel or the
            ----------
Company in this Agreement and no statement contained in any document (including, without limitation, financial statements and the Disclosure Schedule), certificate, or other writing furnished or to be furnished by Kandel or the Company to Acquiror or any of its representatives pursuant to the provisions hereof or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.

                                   ARTICLE IV

      REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND ACQUIROR'S

                                  SUBSIDIARY

     Acquiror and Acquiror's Subsidiary, jointly and severally, represent and warrant to Kandel and the Company as follows:

     4.01.  Corporate Organization; Etc. Acquiror and Acquiror's Subsidiary
            ---------------------------
are corporations duly organized, validly existing and in good standing under the laws of the State of Nevada. All the issued and outstanding shares of capital stock of Acquiror's Subsidiary have been duly authorized by all necessary corporation action and are validly issued, fully paid and nonassessable and are owned by Acquiror.

     4.02.  Authorization; Etc. Acquiror and Acquiror's Subsidiary have full
            ------------------
corporate power and authority to enter into this Agreement, to execute and deliver the Note and to carry out the transactions contemplated hereby and thereby. The Boards of Directors of Acquiror and Acquiror's Subsidiary have taken all action required by law, their respective Certificates of Incorporation and By-Laws or otherwise to authorize the execution and delivery of this Agreement, the Note and the transactions contemplated hereby, and each of the Agreement and the Note is a valid and binding agreement of Acquiror and Acquiror's Subsidiary enforceable in accordance with its terms except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

     4.03.  No Violation. Neither the execution and delivery of this
            ------------
Agreement or the Note nor the consummation of the transactions contemplated hereby will violate any provisions of the respective Certificate of Incorporation or By-Laws of Acquiror or Acquiror's Subsidiary, or violate, or be in conflict with, or constitute a default under, or cause the acceleration of the maturity of any debt or obligation pursuant to, any agreement or commitment to which Acquiror or Acquiror's Subsidiary is a party or by which Acquiror or Acquiror's Subsidiary is bound, or violate any statute or law or any judgment, decree, order, regulation or rule of any court or governmental authority.

     4.04.  Series A Shares Authorized. The Series A Shares have been duly
            --------------------------
authorized by the Board of Directors of Acquiror, and when issued at the Closing as provided herein, will contain substantially the terms and conditions set forth in Exhibit B hereto, and will be validly issued, fully paid and non-assessable.

                                   ARTICLE V

                      COVENANTS OF KANDEL AND THE COMPANY

     Kandel and the Company hereby jointly and severally covenant and agree with
Acquiror:

     5.01.  Full Access. The Company shall, and Kandel shall cause the
            -----------
Company to, afford to Acquiror, its counsel, accountants and other representatives full access to the plants, offices, warehouses, properties, books and records of the Company in order that Acquiror may have full opportunity to make such investigations as it shall desire to make of the affairs of the Company; and the Company will, and Kandel will cause the Company to, cause its officers and accountants to furnish such additional financial and operating data and other information as Acquiror shall from time to time request.

     5.02.  Approval of Stockholders. The Company and its officers and
            ------------------------
directors shall (a) cause a meeting of the Company's stockholders to be duly called and held as soon as practicable for the purpose of voting on this Agreement, (b) recommend approval and adoption of this Agreement to the Company's stockholders and (c) use their best efforts to obtain the necessary approval and adoption of this Agreement by the Company's stockholders.

     5.03.  Consents of Company Lenders, Etc. The Company shall, and Kandel
            --------------------------------
shall cause the Company to, use its best efforts to obtain at the earliest practicable date and prior to the Closing all consents necessary to the consummation of the transactions contemplated hereby and will provide to Acquiror copies of each such consent promptly after it is obtained.

     5.04.  Supplements to Disclosure Schedule. From time to time prior to
            ----------------------------------
the Closing, Kandel and the Company will promptly supplement or amend the Disclosure Schedule with respect to any matter hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedule. No supplement or amendment of the Disclosure Schedule made pursuant to this section shall be deemed to cure any breach of any representation of or warranty made in this Agreement unless Acquiror specifically agrees thereto in writing.

     5.05.  Other Transactions. Neither the Company nor its Board of
            ------------------
Directors shall enter into any discussions concerning, or approve or recommend to the holders of any shares of its capital stock, any merger, consolidation, disposition of all or substantially all of its business, properties or assets (other than pursuant to this Agreement), any tender offer, acquisition or other business combination, or proposal therefor, or furnish or cause to be furnished any information concerning the business, properties or assets of the Company to any party in connection with any tender offer or other transaction involving the acquisition of the Company or all or any substantial part of its assets by any person other than Acquiror or Acquiror's Subsidiary. Kandel shall cause the Company to comply with the provisions of this Section 5.05.

     5.06.  Covenant to Satisfy Conditions. Each of the Company and Kandel
            ------------------------------
will use their best efforts to ensure that the conditions set forth in Article VIII hereof are satisfied, insofar as such matters are within the control of any of them.

     5.07.  Certificates. At the Closing Kandel and the Company will furnish
            ------------
Acquiror with such certificates of its officers and others to evidence compliance with the covenants set forth in this Article V as may be reasonably requested by Acquiror.

                                  ARTICLE VI

                           COVENANTS OF THE ACQUIROR

     6.01.  Federal Securities and Blue Sky Filings. Acquiror will take all
            ---------------------------------------
such action as may be necessary under all applicable federal securities laws and regulations or the securities or Blue Sky laws of the States or other political subdivisions of the United States in connection with the transactions contemplated hereby.

     6.02.  Eligibility for Trading. Acquiror will use its best efforts to
            -----------------------
maintain the eligibility
of Acquiror's Common Stock for trading on the NASD OTC Bulletin Board.


                                  ARTICLE VII

            CONDITIONS TO THE OBLIGATIONS OF KANDEL AND THE COMPANY

     Each and every obligation of Kandel and the Company under this Agreement to be performed on or before the Closing shall be subject to the satisfaction, on or before the Closing, of each of the following conditions, unless waived in writing by Kandel and the Company:

     7.01.  Representations and Warranties True. The representations and
            -----------------------------------
warranties of Acquiror and Acquiror's Subsidiary contained herein shall be in all material respects true and accurate as of the date when made at and as of the Closing as though such representations and warranties were made at and as of such date, except for changes expressly permitted or contemplated by the terms of this Agreement.

     7.02.  Performance. Acquiror and Acquiror's Subsidiary shall have performed
            -----------
and complied with all agreements, obligations and conditions required by this Agreement to be performed or complied with by them on or prior to the Closing.

     7.03.  Approval of Company's Stockholders. The approval of the stockholders
            ----------------------------------
of the Company referred to in Section 5.02(c) hereof shall have been obtained.

     7.04.  No Governmental Proceeding or Litigation. No suit, action,
            ----------------------------------------
investigation, inquiry or other proceeding by any governmental body or other person or legal or administrative proceeding shall have been instituted or threatened which questions the validity or legality of the transactions contemplated hereby; provided that, in the case of such a proceeding brought by a person other than a governmental body, the condition set forth in this sentence of this Section 7.04 shall be deemed to have been satisfied if the Company shall have been provided with an opinion of counsel to Acquiror to the effect that it is reasonably probable that the relief sought in such proceeding will not be granted.


     7.05.  Certificates. Acquiror and Acquiror's Subsidiary shall have
            ------------
furnished to Kandel and the Company such certificates of their officers and others to evidence compliance with the conditions set forth in this Article VII as may be reasonably requested by Kandel and the Company.

                                 ARTICLE VIII

        CONDITIONS TO OBLIGATIONS OF ACQUIROR AND ACQUIROR'S SUBSIDIARY

     Each and every obligation of Acquiror and Acquiror's Subsidiary under this Agreement to be performed on or before the Closing shall be subject to the satisfaction, on or before the Closing, of each of the following conditions, unless waived in writing by Acquiror:

     8.01.  Representations and Warranties True. The representations and
            -----------------------------------
warranties contained in Article III hereof, the Disclosure Schedule and in all certificates and other documents delivered and to be delivered by Kandel and the Company to Acquiror or Acquiror's Subsidiary or their representatives pursuant hereto or in connection with the transactions contemplated hereby shall be true, complete and accurate as of the date when made at and as of the Closing Date as though such representations and warranties were made at and as of such date, except for changes expressly permitted or contemplated by the terms of this Agreement.

     8.02.  Performance. Kandel and the Company shall have performed and
            -----------
complied with all agreements, obligations and conditions required by this Agreement to be performed or complied with by them on or prior to the Closing.

     8.03.  Investigations; Etc. Neither any investigation of the Company by
            -------------------
Acquiror or Acquiror's Subsidiary, nor the Disclosure Schedule or any supplement thereto nor any other document delivered to Acquiror or Acquiror's Subsidiary as contemplated by this Agreement, shall have revealed any facts or circumstances which, in the sole and exclusive judgment of Acquiror, reflect in a material adverse way on the financial condition, assets, liabilities (absolute, accrued, contingent or otherwise), reserves, business, operations or prospects of the Company.

     8.04.  Approval of Company's Stockholders; Etc. The approval of the
            ---------------------------------------
stockholders of the Company referred to in Section 5.02(c) hereof and all consents from third parties and government agencies required to consummate the transactions contemplated hereby shall have been obtained.

     8.05.  No Government Proceeding or Litigation. No suit, action,
            --------------------------------------
investigation, inquiry or other proceeding by any governmental body or other person or legal or administrative proceeding shall have been instituted or threatened which questions the validity or legality of the transactions contemplated hereby or which in the sole and exclusive judgment of Acquiror might have a material adverse effect on the business or financial condition of the Company.

     8.06.  No Injunction. On the Closing Date there shall be no effective
            -------------
injunction, writ, preliminary restraining order or any order of any nature issued by a court of competent jurisdiction directing that the transactions provided for herein or any of them not be consummated as so provided or imposing any conditions on the consummation of the transaction contemplated hereby which the Acquiror deems unacceptable in its sole discretion.

     8.07.  Material Change. From the date of the Balance Sheet to the
            ---------------
Closing Date, the Company shall not have suffered any adverse change (whether or not such change is referred to or described in any supplement to the Disclosure Schedule) in its business, prospects, financial condition, working capital, assets, liabilities (absolute, accrued, contingent or otherwise), reserves or operations.

     8.09.  Opinion of Counsel to Kandel and the Company.  Kandel and the
            --------------------------------------------
Company shall have delivered to Acquiror an opinion of counsel to Kandel and the Company reasonably acceptable to Acquiror, dated as of the Closing Date, in form and substance satisfactory to Acquiror, to the effect that:

          (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation;

          (b) The Company is duly qualified as a foreign corporation and in good standing in each jurisdiction in which such qualification is necessary;

          (c) The Company has the corporate power and authority to carry on its business as it is now being conducted and to own the properties and assets it now owns, and the Company has the full corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby;

          (d) The authorized capital stock of the Company consists of ______ shares of

Common Stock, $_______ par value per share, and, stating the number of such shares which are issued and outstanding and that such issued shares have been duly and validly authorized and issued and are fully paid and nonassessable;

          (e) Based upon an examination of the records of the Company, to the best of the knowledge of such counsel except as disclosed in this Agreement or pursuant hereto, there are no outstanding options, warrants or other rights to purchase or acquire any capital stock of the Company;

          (f) All corporate action by the Company required in order to authorize the transactions contemplated hereby has been duly and validly taken; and this Agreement has been duly executed and delivered by Kandel and the Company and is the valid and binding obligation of Kandel and the Company enforceable in accordance with its terms except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors, rights, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought;

          (g) Kandel has complete and unrestricted power to sell, convey, assign, transfer and deliver to Acquiror the Company Stock to be sold, conveyed, assigned, transferred and delivered pursuant hereto; and the instruments of sale, conveyance, assignment and transfer executed and delivered to Acquiror or Acquiror's Subsidiary hereunder are duly executed, are valid and binding obligations of Kandel;

          (h) Neither the execution and delivery of this Agreement by Kandel or the Company nor the consummation of the transactions contemplated hereby will violate the Certificate of Incorporation or By-Laws of the Company or any Company Subsidiary or, will violate, conflict with, or constitute a default under, or cause the acceleration of maturity of any debt or obligation pursuant to, or result in the creation or imposition of any security interest, lien or other encumbrance upon any property or assets of the Company under, any contract, commitment, agreement, trust, understanding, arrangement or restriction of any kind to which the Company is a party or by which the Company is bound or violate any statute or law, or any judgment, decree, order, regulation or rule of any court or governmental authority;

          (i) Neither Kandel nor the Company is engaged in or threatened with any legal action or other proceeding or has incurred or been charged with or is under investigation with respect to any violation of any federal, state or local law or administrative regulation which if adversely determined might adversely affect or impair the business or condition, financial or otherwise, of the Company, except as specifically disclosed by the Company in this Agreement or pursuant hereto;

          (j) No consent of any governmental body nor of any other person, is required for the consummation by Kandel or the Company of the transactions contemplated hereby, except consents the need for which is disclosed in sections 3.04, 3.05, 3.14 and 3.25 of the Disclosure Schedule, all of which have been duly and validly obtained;

          (k) To the best knowledge of such counsel, the Company is in compliance with all applicable laws and regulations;

          (l) No facts have come to the attention of such counsel which would lead them to believe that any representation or warranty of Kandel or the Company contained herein or in the Disclosure Schedule or any supplement thereto is incorrect, false or misleading; and

          (m) As to such other matters incident to the matters herein contemplated as Acquiror and its counsel may reasonably request, including the form of all documents and the validity of all proceedings.

     8.09.  Consents Obtained. All consents referred to in Sections 3.04,
            -----------------
3.05, 3.14 and 3.25 shall have been obtained.

     8.10.  Employment Contract. At or prior to the Closing, Acquiror shall
            -------------------
have entered into a contract with Richard Kandel satisfactory to Acquiror providing for his employment by Acquiror commencing upon the Closing.

                                  ARTICLE IX

             CONDUCT OF THE COMPANY'S BUSINESS PENDING THE CLOSING

     Pending the Closing, and except as otherwise expressly consented to or approved by Acquiror in writing:

     9.01.  Regular Course of Business. The Company will, and Kandel will
            --------------------------
cause the Company to, carry on its business diligently and substantially in the same manner as heretofore conducted, and the Company shall not institute any new methods of manufacture, purchase, sale, lease, management, accounting or operation or engage in any transaction or activity, enter into any agreement or make any commitment, except in the ordinary course of business and consistent with past practice.

     9.02.   Amendments. No change or amendment shall be made in the Certificate
             ----------
of Incorporation or By-Laws of the Company.

     9.03.   Capital Changes; Dividends; Redemptions.  The Company will not
             ---------------------------------------
issue or sell any shares of its capital stock or other securities except pursuant to the valid conversion of securities or exercise of options described in Section 3.02 of the Disclosure Schedule, acquire directly or indirectly, by redemption or otherwise, any such capital stock, reclassify or split-up any such capital stock, declare or pay any dividends thereon in cash, securities or other property or make any other distribution with respect thereto, or grant or enter into any options, warrants, calls or commitments of any kind with respect thereto.

     9.04.   Subsidiaries.  The Company will not organize any new subsidiary,
             ------------
acquire any capital stock or other equity securities of any corporation or acquire any equity or ownership interest in any business.

     9.05.   Organization.  The Company shall use its best efforts to preserve
             ------------
its corporate existence and business organization intact, to keep available to Acquiror its officers and key employees, and to preserve for Acquiror its relationships with licensors, suppliers, distributors, customers and others having business relations with it.

     9.06.   Certain Changes. The Company will not:
             ---------------

             (a) Borrow or agree to borrow any funds or incur, or assume or become subject to, whether directly or by way of guarantee or otherwise, any obligation or liability (absolute or contingent), except obligations and liabilities incurred in the ordinary course of business and consistent with past practice;

          (b) Pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities or obligations reflected or reserved against in the Balance Sheet or incurred in the ordinary course of business and consistent with past practice since the date of the Balance Sheet;

          (c) Prepay any obligation having a fixed maturity of more than 90 days from the date such obligation was issued or incurred;

          (d) Permit or allow any of its property or assets (real, personal or mixed, tangible or intangible) to be subjected to any mortgage, pledge, lien or encumbrance, except for those of a kind permitted under Section 3.11 hereof;

          (e) Write down the value of any inventory or write off as uncollectible any notes or accounts receivable;

          (f) Cancel any debts or waive any claims or rights of substantial value or sell, transfer, or otherwise dispose of any of its properties or assets, except in the ordinary course of business and consistent with past practice;

          (g) Dispose of or permit to lapse any rights to the use of any patent, trademark, trade name or copyright, or dispose of or disclose to any person any trade secret, formula, process or know-how not theretofore a matter of public knowledge;

          (h) Grant any general increase in the compensation of officers or employees

(including any such increase pursuant to any bonus, pension, profit sharing or other plan or commitment) or any increase in the compensation payable or to become payable to any officer or employee;

            (i) Make any single capital expenditure or commitment in excess of $10,000 for additions to property, plant or equipment or make aggregate capital expenditures and commitments in excess of $10,000 (on a consolidated basis) for additions to property, plant or equipment;

            (j) Pay, loan or advance any amount to, or sell transfer or lease any properties or assets to, or enter into any agreement or arrangement with, any of its officers or directors or any affiliate or associate of any of its officers or directors, except for directors' fees and compensation to officers at rates not exceeding the rates of compensation paid during the fiscal year ended August 31, 1998;

            (k) Change any of the banking or safe deposit arrangements described in Section 3.15 of the Disclosure Schedule;

            (l) Grant or extend any power of attorney or act as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any person, corporation, partnership, joint venture, association, organization or other entity; or

            (m) Agree, whether in writing or otherwise, to do any of the foregoing.

     9.07.  Contracts.  No contract or commitment will be entered into, and
            ---------
no purchase of raw material or supplies and no sale of assets will be made, by or on behalf of the Company, except (i) normal contracts or commitments for the purchase of, and normal purchases of, raw materials or supplies, made in the ordinary course of business and consistent with past practice, (ii) normal contracts or commitments for the sale of, and normal sales of, inventory in the ordinary course of business and consistent with past practice, and (iii) other contracts, commitments, purchases or sales in the ordinary course of business and consistent with past practice not in excess of $10,000 in the aggregate.

     9.08.  Insurance; Property. The Company shall adequately insure all
            -------------------
property, real, personal and mixed, owned or leased by the Company, against all ordinary and insurable risks; and all such property shall be used, operated, maintained and repaired in a careful and reasonably efficient manner.

     9.09.  No Default.  Neither Kandel nor the Company shall do any act or
            ----------
omit to do any act, or permit any act or omission to act, which will cause a breach of any material contract or commitment of the Company or which would cause the breach of any warranty made hereunder.

     9.10.  Compliance With Laws.  The Company shall duly comply with all laws
            --------------------
applicable to it and its properties, operations, business and employees.

     9.11.  Tax Returns.  The Company shall, and Kandel shall cause the
            -----------
Company to, prepare and file all federal, state, local and foreign tax returns and amendments thereto required to be filed by the Company. The Company and Kandel will ensure that Acquiror shall have a reasonable opportunity to review each such return and amendment prior to the filing thereof.

                                   ARTICLE X

                  SURVIVAL OF REPRESENTATIONS AND WARRANTIES

     10.01. Investigations; Survival of Warranties.  The respective
            --------------------------------------
representations and warranties of Kandel, the Company, Acquiror's Subsidiary and Acquiror contained herein or in any certificates or other documents delivered prior to or at the Closing shall not be deemed waived or otherwise affected by any investigation made by any party hereto. Each and every such representation and warranty shall expire with, and be terminated and extinguished by, the Closing or the termination of the Agreement pursuant to Section 11.01 hereof or otherwise, and thereafter neither Kandel, Acquiror, the Company nor Acquiror's Subsidiary nor any officer, director or principal thereof shall be under any liability whatsoever with respect to any such representation or warranty. This
Section 10.01 shall have no effect upon any other obligation of the parties hereto, whether to be performed before or after the Closing.



                                   ARTICLE XI

                          TERMINATION AND ABANDONMENT

     11.01. Methods of Termination.  The transactions contemplated herein may
            ----------------------
be terminated and/or abandoned at any time but not later than the Closing:

            (a) By mutual consent of Kandel and the respective Boards of Directors of Acquiror and the Company; or

            (b) By the Board of Directors of Acquiror on or after April 30, 1999, or such later date as may be established pursuant to Section 1.03 hereof, if any of the conditions provided for in

Article VIII of this Agreement shall not have been met or waived in writing by Acquiror prior to such date; or

            (c) By Kandel and the Board of Directors of the Company on or after April 30, 1999, or such later date as may be established pursuant to Section
1.03 hereof, if any of the conditions provided for in Article VII of this Agreement shall not have been met or waived in writing by the Company prior to such date.

     11.02. Procedure Upon Termination.  In the event of termination and
            --------------------------
abandonment by the Board of Directors of Acquiror or by Kandel and the Board of Directors of the Company, or both, pursuant to Section 11.01 hereof, written notice thereof shall forthwith be given to the other party and the transactions contemplated by this Agreement shall be terminated and/or abandoned, without further action by Acquiror or Kandel and the Company. If the transactions contemplated by this Agreement are terminated and/or abandoned as provided herein:

            (a) Each party will redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same;

            (b) All confidential information received by any party hereto with respect to the business of any other party or its subsidiaries shall be treated in accordance with Section 2.01 hereof; and

            (c) No party hereto shall have any liability or further obligation to any other party to this Agreement except as stated in subparagraphs (a) and
(b) of this Section 11.02.

                                  ARTICLE XII

                           MISCELLANEOUS PROVISIONS

     12.01. Amendment and Modification.  Subject to applicable law, this
            --------------------------
Agreement may be amended, modified and supplemented by written agreement of the respective Boards of Directors of the Company and Acquiror and by Kandel or by their respective officers authorized by such Boards of Directors at any time prior to the Closing with respect to any of the terms contained herein.

     12.02. Waiver of Compliance. Any failure of Kandel and the Company, on the
            --------------------
one hand, or Acquiror, on the other, to comply with any obligation, covenant, agreement or condition herein may be expressly waived in writing by the Chairman of the Board or the President of Acquiror or by Kandel, on behalf of himself and the Company, respectively, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

     12.03. Expenses; Transfer Taxes, Etc.  Whether or not the transaction
            -----------------------------
contemplated by this Agreement shall be consummated, Kandel and the Company agree that all fees and expenses incurred by them in connection with this Agreement shall be borne by them and Acquiror agrees that all fees and expenses incurred by it in connection with this Agreement shall be borne by it, including, without limitation as to Kandel, the Company or Acquiror, all fees of their respective counsel, actuaries and accountants. Acquiror agrees that it will pay all sales, transfer or other taxes which may be payable in connection with the transactions contemplated by this Agreement.

     12.04. Notices. All notices, requests, demands and other communications
            -------
required or permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed, certified or registered mail with postage prepaid:

                     (a)  If to Kandel or the Company, to:

                                 Kandel & Son, Inc.
                                 211 Park Avenue
                                 Hicksville, NY 11801
                                 Attn: Richard Kandel
                                 Phone: (516) 931-4455
                                 Fax: (516) 931-3530

or to such other person or address as the Company shall furnish to Acquiror or Acquiror's Subsidiary in writing.

                     (b) If to Acquiror or Acquiror's Subsidiary, to:

                                 Enviro-Clean of America, Inc.
                                 13405 Floyd Circle
                                 Suite 103
                                 Dallas, TX 75243
                                 Attn: Robert Moehler
                                 Phone: (972) 241-2669
                                 Fax: (972) 620-2431

                     (with a copy to:)

                                 Martin W. Enright, Esq.
                                 Harrington, Ocko & Monk, LLP
                                 81 Main Street
                                 White Plains, New York
                                 Phone: (914) 686-4800
                                 Fax: (914) 686-4824

or to such other person or address as Acquiror shall furnish to the Company in writing.

     12.05. Assignment.  This Agreement and all of the provisions hereof shall
            ----------
be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties, (except by operation of law and except that Acquiror may assign its rights, but not its obligations, under this Agreement to any subsidiary of Acquiror). If such assignment shall be made by Acquiror, such subsidiary shall be entitled to all of the rights and shall assume all of the obligations of Acquiror hereunder, provided that Acquiror shall guarantee the performance of such subsidiary's obligations under this Agreement and shall deliver evidence thereof reasonably satisfactory to the Company.

     12.06. Publicity.  Neither Kandel, the Company nor Acquiror shall make or
            ---------
issue, or cause to be made or issued, any announcement or written statement concerning this Agreement or the transactions contemplated hereby for dissemination to the general public without the prior consent of the other party. This provision shall not apply, however, to any announcement or written statement required to be made by law or the regulations of any federal or state governmental agency or any stock exchange, except that the party required to make such announcement shall, whenever practicable, consult with the other party concerning the timing and content of such announcement before such announcement is made.

     12.07. Governing Law. This Agreement and the legal relations among the
            -------------
parties hereto shall be governed by and construed in accordance with the laws of the State of New York without regard to its conflicts of law doctrine.

     12.08. Counterparts. This Agreement may be executed simultaneously in two
            ------------
or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     12.09. Headings. The headings of the Sections and Articles of this
            --------
Agreement are inserted for convenience only and shall not constitute a part hereof or affect in any way the meaning or interpretation of this Agreement.

     12.10. Entire Agreement. This Agreement, including the Exhibits hereto, the
            ----------------
Disclosure Schedule and the other documents and certificates delivered pursuant to the terms hereof, set forth the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein, and supersede all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto.

     12.11. Third Parties. Except as specifically set forth or referred to
            -------------
herein, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person or corporation other than the parties hereto and their successors or assigns, any rights or remedies under or by reason of this Agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and their respective corporate seals to be affixed hereto, all as of the day and year first above written.

                              ________________________________________
                              Richard Kandel, as sole shareholder of the Company


                              KANDEL & SON, INC.

                              By:_______________________________________________
                                 Name: Richard Kandel
                                 Title:
Attest:


__________________________
Name:
Title:

                              ENVIRO-CLEAN OF AMERICA, INC.

                              By:_______________________________________________
                                 Name:
                                 Title:
Attest:


__________________________
Name:
Title:

                              ENVIROACQI CO.

                              By:_______________________________________________
                                 Name:
                                 Title:
Attest:


__________________________
Name:
Title: